Exhibit 12.1
                                                                        12/4/97

                               GULF POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1996
                  and the twelve months ended October 31, 1997

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

                                                                                                            Twelve
                                                                                                            Months
                                                                                                            Ended
                                                            Year ended December 31,                      October 31,
                                            ==========================================================
                                              1992         1993         1994        1995         1996        1997
                                              ====         ====         ====        ====         ====        ====
                                            -----------------------------------Thousands of Dollars------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges        $ 98,422     $ 96,088    $ 93,407     $ 92,693    $ 94,283    $ 95,069
      Federal and state income taxes          28,569       28,304      40,848       33,796      35,417      41,359
      Deferred  income taxes, net              3,322        5,347      (6,987)         390       2,156      (6,179)
      Deferred  investment  tax credits            -            -           -            -           -           -
      AFUDC - Debt funds                          46          454         656          187          58           2
                                            ---------    ---------   ---------    ---------   ---------   ---------
         Earnings as defined                $130,359     $130,193    $127,924     $127,066    $131,914    $130,251
                                            =========    =========   =========    =========   =========   =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt             $ 35,792     $ 31,344    $ 27,124     $ 23,294    $ 24,691    $ 22,664
   Interest on interim  obligations            1,041          870       1,509        2,931       2,071         860
   Amort of debt disc, premium  and
       expense, net                            1,032        1,412       1,834        2,014       2,087       2,253
   Other interest  charges                     1,410        2,877       2,442        1,674       1,882       6,404
                                             --------    --------   ---------    ---------   ---------   ---------
         Fixed charges as defined           $ 39,275     $ 36,503    $ 32,909     $ 29,913    $ 30,731    $ 32,181
                                            ========     ========   =========    =========   =========   =========



RATIO OF EARNINGS TO FIXED CHARGES             3.32        3.57        3.89         4.25        4.29        4.05
                                               ====        ====        ====         ====        ====        ====

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